Exhibit 1.2
GE DEALER FLOORPLAN
MASTER NOTE TRUST ASSET BACKED NOTES
TERMS AGREEMENT
(SERIES 2006-4)
Dated: October 31, 2006

To:	CDF Funding, Inc.
General Electric Capital Corporation

Re:	Underwriting Agreement, dated October 26, 2006 among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein
1. Offered Notes.
     The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2006-4 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

	Principal		Final
Class	Amount	Interest Rate	Maturity Date
A	$1,193,750,000	One month LIBOR plus 0.01% per year	October 20, 2011

B	$43,750,000	One month LIBOR plus 0.12% per year	October 20, 2011

C	$12,500,000	One month LIBOR plus 0.35% per year	October 20, 2011

2006-4 Terms Agreement

2. Underwriters
     The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	A	$418,875,000
	B	$21,875,000
	C	$6,250,000

J.P. Morgan Securities Inc.	A	$418,875,000
	B	$21,875,000
	C	$6,250,000

Banc of America Securities LLC	A	$77,500,000
	B	$0
	C	$0

Deutsche Bank Securities Inc.	A	$77,500,000
	B	$0
	C	$0

Greenwich Capital Markets, Inc.	A	$77,500,000
	B	$0
	C	$0

Morgan Stanley & Co. Incorporated	A	$77,500,000
	B	$0
	C	$0

CastleOak Securities, L.P.	A	$23,000,000
	B	$0
	C	$0

The Williams Capital Group, L.P.	A	$23,000,000
	B	$0
	C	$0

2	2006-4 Terms Agreement

3. Underwriting Liability

Underwriting Liability	Class A	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$418,875,000	$21,875,000	$6,250,000
J.P. Morgan Securities Inc.	418,875,000	21,875,000	6,250,000
Banc of America Securities LLC	77,500,000	0	0
Deutsche Bank Securities Inc.	77,500,000	0	0
Greenwich Capital Markets, Inc.	77,500,000	0	0
Morgan Stanley & Co. Incorporated	77,500,000	0	0
CastleOak Securities, L.P.	23,000,000	0	0
The Williams Capital Group, L.P.	23,000,000	0	0

Total Amount	$1,193,750,000	$43,750,000	$12,500,000
4. Purchase Price, Discounts and Concessions

	Class A	Class B	Class C
Gross Purchase Price	100%	100%	100%
Underwriting Discount	0.125%	0.220%	0.290%
Net Purchase Price	99.875%	99.780%	99.710%
Maximum Dealer Selling Concessions	0.0750%	0.1320%	0.1740%
Maximum Dealer Reallowance Discounts	0.0375%	0.0660%	0.0870%
5. Time of Sale
     12:05 p.m. (New York City time) on October 31, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives).

3	2006-4 Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as a Representative

By:	/s/ Lisa Waller

Name: Lisa Waller Title: Vice President

J.P. MORGAN SECURITIES INC., as a Representative

By:	/s/ John Cho

Name: John Cho
Title: Managing Director
For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1	2006-4 Terms Agreement

Accepted and Agreed:

CDF Funding, Inc.

By:	/s/ John E. Peak

Name: John E. Peak
Title: Vice President

General Electric Capital Corporation

By:	/s/ Margaret Fritz

Name: Margaret Fritz
Title: Attorney-in-Fact

S-2	2006-4 Terms Agreement